Exhibit 10.25

August 26, 2005	CONFIDENTIAL

[Name]
[Address]
[City, State, Zip Code]

Dear [Name],

I am writing to inform you, in case you are not already aware, that on June 2, 2005, the Management Resources Committee approved the accelerated vesting of all stock options previously granted to you in connection with your Performance Unit Bonus Plan awards.

This action followed a similar acceleration of vesting for other option grants which took place in January 2005. The accelerations were approved light of new accounting regulations that became effective as of July 1, 2005.

To prevent unintended personal benefits to holders of the accelerated PUBP options, there is a prohibition on the sale or transfer (including, for example, gifts or pledges) of shares received through the exercise of the accelerated PUBP options until the earlier of the original vesting date or your termination of employment. During the restricted period, shares resulting from your exercise of affected options will be held by the company, although you will be entitled to vote the shares and receive any dividends. If you seek to exercise any of these options before the restriction lapses, you will be required to accept these terms in writing before the exercise will be processed.

Please contact me or Pam Petriello at 650-554-2494 if you have any questions.

Sincerely,

/s/ Barbara J. Kerr
Barbara J. Kerr
Vice President, Human Resources